UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2016, Recro Pharma, Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) has appointed Michael Celano as Chief Financial Officer of the Company, effective immediately.

The Company has entered into an employment agreement (the “Employment Agreement”), dated July 1, 2016, with Mr. Celano, pursuant to which Mr. Celano receives an annual base salary of $345,000, subject to review and adjustment from time to time, in the discretion of the Company’s Board and Chief Executive Officer, and is eligible to participate in the Company’s incentive bonus plan in amounts and percentages as determined by the Compensation Committee of the Board, with a target cash bonus of 40% of his annual base salary. Mr. Celano is also eligible to participate in the Company’s benefits programs (including equity incentive plans). The initial term of the Employment Agreement is one year and automatically renews for one year periods, unless terminated by either party upon 30 days written notice.

Pursuant to the Employment Agreement, if the Company terminates Mr. Celano’s employment without cause (as defined in the Employment Agreement) or if Mr. Celano resigns for certain reasons described below within 12 months of a change of control (as defined in the Employment Agreement), Mr. Celano will be entitled to receive (i) his base salary, (ii) any accrued but unused vacation and paid time off, (iii) any earned but unpaid bonus, (iv) reimbursement of any proper business expenses as of the date of termination (the “Accrued Benefits”), (v) his pro-rata annual bonus as of the date of termination and (vi) outplacement services for a period of 12 months following the date of termination, which shall not exceed $25,000. If Mr. Celano’s employment is terminated as a result of his death or disability (as defined in the Employment Agreement), he or his estate, as applicable, would be entitled to receive the Accrued Benefits, his base salary and health insurance benefits, at the Company’s expense, for a period of 6 months following the date of termination, and his pro-rated annual bonus as of the date of termination.

Additionally, the Board approved a grant to Mr. Celano, effective on July 5, 2016, of an option to purchase 140,000 shares (the “Option”) of the Company’s common stock as an inducement material to his acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4). The Option will vest in equal monthly installments over 48 months, beginning one month from the date of grant, subject to continued employment with the Company. The Option also will vest upon a change in control of the Company.

The description of the Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Mr. Celano, age 58, is the Principal and Founder of Lafayette Hill Consulting and from September 2015 until June 2016 served as the Chief Financial Officer (part-time) of Makindus, Inc., a clinical-stage biotechnology company. Prior to that, Mr. Celano served as the Chief Financial Officer of DrugScan, Inc., a clinical laboratory services company from January 2013 to May 2015. He also served as the Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from March 2009 until June 2012, and as a consultant to Royal DSM, the acquiror of Kensey Nash Corporation, from July 2012 through December 2012. Previously, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano currently serves on the board of directors of Orasure Technologies, Inc., a diagnostic and medical device company, a position he has held since October 2006. Mr. Celano holds a B.S. degree in Accounting from St. Joseph’s University.

There are no family relationships between Mr. Celano and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

10.1	Employment Agreement, dated July 1, 2016, between Recro Pharma, Inc. and Michael Celano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name: Gerri A. Henwood
Title: Chief Executive Officer

Date: July 5, 2016

EXHIBIT INDEX

Exhibit No.	Document

10.1	Employment Agreement, dated July 1, 2016, between Recro Pharma, Inc. and Michael Celano.